NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 15, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(1) That the entire class of this security was called for redemption, maturity or retirement on December 3, 2008; appropriate notice thereof was given; funds sufficient for the payment of all such securities were deposited with an agency authorized to make such payment; and such funds were made available to security holders on December 3, 2008. Ashland Inc. today, November 14, 2008, delivered a notice of redemption of the 8.0% Convertible Subordinated Debentures Due 2010, CUSIP 427056AK2 (the ‘Debentures’), issued by Hercules Incorporated. Pursuant to an Agreement and Plan of Merger, dated as of July 10, 2008, among Ashland, Ashland Sub One, Inc. and Hercules (the 'Merger Agreement'), Ashland acquired Hercules, effective today (the 'Merger'). The Debentures mature by their terms on Aug. 15, 2010, and there is currently $2.173 million in aggregate principal amount of outstanding Debentures. The redemption date for the Debentures is Dec. 3, 2008. The Debentures will be redeemed at a redemption price of 100% of the principal amount plus accrued interest to Dec. 3, 2008. The Debentures may be redeemed by delivery to the Trustee, The Bank of New York Mellon, beginning two weeks in advance of the Dec. 3, 2008 redemption date. On Nov. 13, 2008, Ashland, on behalf of Hercules, has deposited with the trustee as trust funds an amount sufficient to pay and discharge the entire indebtedness on all outstanding Debentures and interest to the redemption date. As of that time, the Debentures are no longer considered to be outstanding under the indenture. Under the provisions of the indenture governing the Debentures, holders of the Debentures could have elected to convert their Debentures into shares of common stock of Hercules. The price at which shares of Hercules common stock would have been delivered upon conversion of the Debentures is $14.90 per share. Under the provisions of the indenture, Debentures outstanding at the effective time of the Merger became convertible into the right to receive the merger consideration received by the holders of shares of Hercules common stock, based upon the number of shares of such common stock into which a Debenture might have been converted immediately prior to the Merger. Pursuant to the Merger Agreement, the merger consideration receivable for each share of Hercules common stock outstanding at the effective time of the Merger is (i) $18.60 in cash, without interest, and (ii) 0.0930 of a share of common stock of Ashland. If a holder elects to exercise a conversion right, for each $1,000 of principal amount converted, the holder will be entitled to receive $1,248.32 in cash, without interest, and 6.2416 shares of Ashland common stock. The right to convert the Debentures will terminate on Nov. 28, 2008. On or prior to Nov. 28, 2008, the Debentures may be surrendered for conversion, duly endorsed or assigned to Hercules or in blank, at the Corporate Trust Office of the Trustee. For redemption purposes, the Debentures may be delivered to the Trustee, The Bank of New York Mellon, Global Corporate Trust, by first-class mail to P.O. Box 2320, Dallas, TX 75221-2320, by registered/certified express delivery to 2001 Bryan Street, 9th Floor, Corporate Trust Window, Dallas, TX 75201, or by hand delivery to 101 Barclay Street, 1st Floor East, New York, NY 10286. For conversion purposes, the Debentures may be surrendered to the Trustee, The Bank of New York Mellon, 101 Barclay Street, 1st Floor East, New York, NY 10286. The Bank of New York Mellon contact is Francine Kincaid (212-815-5082). The details concerning the terms and conditions of redemption are fully described in a Notice of Redemption being mailed on Nov. 13, 2008 to record holders of Debentures. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 25, 2008.